Exhibit 3.47

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 4413202

The Registrar of Companies for England and Wales hereby certifies that

ZONECLIMB LIMITED

having by special resolution changed its name, is now incorporated under the name of

HELIWORLD LEASING LIMITED

Given at Companies House, London, the 26th April 2002

SANDRA DUJARDIN

For The Registrar Of Companies

C O M P A N I E S    H O U S E

CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

Company No. 4413202

The Registrar of Companies for England and Wales hereby certifies that ZONECLIMB LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 10th April 2002

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

Companies House
— for the record —	HC007A